Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda
T +1 441 295 1422
conyers.com

5 June 2020

Matter No.:354198

Doc Ref: Legal – 1730316

+1 441 299-4968

jennifer.panchaud@conyers.com

RenaissanceRe Holdings Ltd.

Renaissance House

12 Crow Lane

Pembroke HM 19

Bermuda

Dear Sirs,

Re:	RenaissanceRe Holdings Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-3, as amended (File No. 333-231720) filed with the U.S. Securities and Exchange Commission (the “Commission”) (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) as supplemented by the prospectus supplement dated 2 June 2020 (the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration and sale under the U.S. Securities Act of 1933, as amended, of an aggregate of 5,500,000 common shares, par value US$1.00 each (the “Shares”) together with an additional 825,000 common shares, par value US$1.00 each subject to an over-allotment option granted to the underwriters by the Company (collectively, the “Common Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Prospectus. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 5 June 2020, certified extracts of resolutions passed by the board of directors of the Company on 14-15 May 2019 and 19 May 2020 and of the Special Offerings Committee of the Company on 1 June 2020 (collectively, the “Resolutions”), a certificate of an authorised officer dated 5 June 2020, a certified copy of the consent under the Exchange Control Act 1972 (and Regulations made thereunder) issued by the Bermuda Monetary Authority on 7 July 2000 in respect of the Company (the “Consent”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon the issue of any Common Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and (g) that the Consent will not have been revoked or amended at the time of issuance of the Common Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus and the offering of the Common Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to our firm under the caption “Legal Opinions” in the Registration Statement and to the references to our firm in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited